Exhibit 10.45

SECOND AMENDMENT

This Second Amendment is entered into this 16th day of June, 2005, by and between Building Materials Holding Corporation, a Delaware corporation ("Company") and Robert E. Mellor ("Executive").

RECITALS

A.	The Company and Executive entered into an Employment Agreement dated June 1, 2002 (the "Agreement") which provides for the employment of Executive by the Company.

B.
The Company and Executive desire to update the Agreement to state the Executive's current base salary, and the Company and Executive also desire to extend the term of the Agreement for an additional two years beyond the current expiration date of May 31, 2007.

NOW THEREFORE, the parties hereby agree as follows:

1.
Section 1 of the Agreement is hereby amended to state that the Agreement shall continue in effect for two additional years beyond the Initial Term to May 31, 2009.  This two-year extension is in lieu of and replaces the current language providing for two automatic one-year extensions of the Initial Term.  The Initial Term and the two-year extension will be referred to in the Agreement as the "Employment Term."

2.	Section 3.1 is hereby amended to reflect that Executive's current base salary is $750,000.

3.	All remaining provisions of the Agreement, other than those expressly modified in this Second Amendment, remain in full force and effect.

This Second Amendment is effective June 16th, 2005 and is dated the date first written above.
COMPANY BUILDING MATERIALS HOLDING CORPORATION By /s/ Peter S. O’Neill Peter S. O'Neill Chair of Compensation Committee	EXECUTIVE By /s/ Robert E. Mellor Robert E. Mellor